Exhibit 24

The AES Corporation (the “Company”)

Power of Attorney

The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Victoria D. Harker and Brian A. Miller and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2008 Annual Report on Form 10-K and any and all amendments and supplements thereto.  This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Paul Hanrahan	President and Chief Executive Officer	February 20, 2009
Paul Hanrahan	(Principal Executive Officer) and Director

/s/ Kristina M. Johnson	Director	February 20, 2009
Kristina M. Johnson

/s/ John A. Koskinen	Director	February 20, 2009
John A. Koskinen

/s/ Philip Lader	Director	February 20, 2009
Philip Lader

/s/ John B. Morse	Director	February 20, 2009
John B. Morse

/s/ Sandra O. Moose	Director	February 20, 2009
Sandra O. Moose

/s/ Philip A. Odeen	Chairman of the Board and Lead Independent Director	February 20, 2009
Philip A. Odeen

/s/ Charles O. Rossotti	Director	February 20, 2009
Charles O. Rossotti

/s/ Sven Sandstrom	Director	February 20, 2009
Sven Sandstrom